Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-108141

                           PROSPECTUS SUPPLEMENT NO. 4
                     TO PROSPECTUS DATED SEPTEMBER 12, 2003

                                  $230,000,000

                             RF MICRO DEVICES, INC.

                1.50% CONVERTIBLE SUBORDINATED NOTES DUE 2010 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES


    This prospectus supplement relates to the resale by the selling securityholders of 1.50% convertible subordinated notes due 2010 of RF Micro Devices, Inc. and the shares of common stock, no par value, of RF Micro Devices, Inc. issuable upon the conversion of the notes.

    This prospectus supplement should be read in conjunction with the prospectus dated September 12, 2003 and the prospectus supplements dated September 23, 2003, October 3, 2003 and October 14, 2003, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

                             -----------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

           The date of this Prospectus Supplement is October 28, 2003

                             SELLING SECURITYHOLDERS

    The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                                                                          PERCENTAGE
                                 PRINCIPAL                                                                    OF
                                 AMOUNT OF                                                                BENEFICIAL
                                  MATURITY                    NUMBER OF       TOTAL       SHARES TO BE    OWNERSHIP
                                  OF NOTES                    SHARES OF       SHARES      BENEFICIALLY      AFTER
                                BENEFICIALLY    PERCENTAGE   COMMON STOCK  BENEFICIALLY   OWNED AFTER     COMPLETION
                                 OWNED THAT      OF NOTES    THAT MAY BE   OWNED PRIOR   COMPLETION OF     OF THIS
                                MAY BE SOLD    OUTSTANDING     SOLD (1)    TO OFFERING   THIS OFFERING   OFFERING (2)
                                ------------   ------------  ------------ -------------  --------------  ------------
NAME
---------------------------
JP Morgan Securities, Inc.       12,500,000        5.4        1,638,356     2,093,989(3)    455,633            *
500 Stanton Christiana Road
Newark, DE 19713

Marathon Global Convertible      10,000,000        4.3        1,310,685     1,310,685           0              0
Master Fund, Ltd.
461 5th Avenue, 10th Floor
New York, NY 10005

South Dakota Retirement           2,000,000          *          262,137       262,137           0              0
System
4009 W. 49th Street,
Suite 300
Sioux Falls, SD  57106

CNH CA Master Account, L.P.       1,000,000          *          131,068       131,068           0              0
900 3rd Avenue
New York, NY  10022

Arkansas Teachers Retirement        835,000(4)       *          109,442       109,442           0              0
600 West Broadway,
32nd Floor
San Diego, CA  92101

San Diego County Convertible        360,000(4)       *           47,184        47,184           0              0
600 West Broadway,
32nd Floor
San Diego, CA  92101

Wyoming State Treasurer             185,000(4)       *           24,247        24,247           0              0
600 West Broadway,
32nd Floor
San Diego, CA  92101

San Diego City Retirement           170,000(4)       *           22,281        22,281           0              0
600 West Broadway,
32nd Floor
San Diego, CA  92101

Nicholas Applegate Capital          145,000(4)       *           19,004        19,004           0              0
Management Convertible
Mutual Fund
600 West Broadway,
32nd Floor
San Diego, CA  92101

Baptist Health of South             115,000(4)       *           15,072        15,072           0              0
Florida
600 West Broadway,
32nd Floor
San Diego, CA  92101

Engineers Joint Pension Fund         80,000(4)       *           10,485        10,485           0              0
600 West Broadway,
32nd Floor
San Diego, CA  92101

Any other holder of note or future
Transferee, pledgee, donee or successor
(5) (6)

         ------------------
         * Less than 1%

     (1) Assumes conversion of all of the holder's notes at a conversion rate of
131.0685 shares per $1,000 principal amount of notes. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of Notes--Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 184,406,227 shares of common stock outstanding as of September 2, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

     (3) Includes 455,633 shares held of record.

     (4) The amounts presented herein are in addition to those reported by the selling securityholder in the accompanying prospectus dated September 12, 2003.

     (5) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

     (6) Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.